News Release
                                                                One Ameren Plaza
                                                            1901 Chouteau Avenue
                                                             St. Louis, MO 63103

[Ameren logo]           NEWS RELEASE



         Contacts:

         Media:                 Analysts:                 Investors:
         Susan Gallagher        Bruce Steinke             Investor Services
         (314) 554-2175         (314) 554-2574            invest@ameren.com

          AMEREN REACHES AGREEMENT TO PURCHASE ILLINOIS POWER COMPANY,
                       UPDATES EARNINGS PER SHARE GUIDANCE

     St. Louis, Mo., Feb. 3, 2004---Ameren Corporation (NYSE: AEE) today announced the signing of a definitive agreement to purchase the stock of Decatur, Ill.-based Illinois Power Company and a 20 percent interest in Electric Energy, Inc. (EEI) from Dynegy Inc.(NYSE: DYN).
     In a transaction valued at $2.3 billion, Ameren will assume approximately $1.8 billion in Illinois Power (IP) debt and preferred stock, and pay the balance in cash at closing. However, Ameren will place $100 million of the cash portion of the purchase price in a six-year escrow unless certain conditions are met prior to closing.
     "With Ameren's and IP's service territories being contiguous---even intertwined, this acquisition is an excellent strategic fit for our core electric and natural gas delivery businesses," said Gary L. Rainwater, chairman and chief executive officer of Ameren. "This acquisition will bring solid long-term growth for our company. In addition, it will enhance our ability to continue to deliver low-cost, high-quality service to the nearly two million electric and gas customers we will serve in the state of Illinois after the acquisition is completed."
     Ameren expects this acquisition to be accretive by 5 to 10 cents per share in the first year after the transaction closes. Ameren's financing plan for this transaction includes the issuance of new Ameren common stock, which in total, is expected to equal at least 50 percent of the transaction value. Proceeds will be used to pay the cash portion of the acquisition price to Dynegy, reduce certain IP debt and pay related premiums after closing and/or reduce current and future debt at Ameren. Consistent with its acquisition of CILCORP Inc., completed in January of 2003, Ameren could issue some, or all, of the common stock for this acquisition prior to the close of the transaction. Some portion of the common stock could be issued in the near future.
     Warner L. Baxter, Ameren executive vice president and chief financial officer, added, "We expect this acquisition to be meaningfully accretive to earnings in the first year after closing and to provide significant long-term value for all our stakeholders. Consistent with our past practice, we will conservatively finance this acquisition in order to immediately strengthen the financial profile of IP and at the same time maintain Ameren's already strong credit profile and dividend."
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Add One
     IP's principal assets are its transmission and distribution systems. IP currently serves approximately 590,000 electric and 415,000 natural gas customers in Illinois. As noted, the purchase also includes Dynegy's 20 percent interest in EEI--the owner of a 1,086-megawatt, Joppa, Ill.-based coal-fired power plant --- a plant which has some of the lowest operating costs in the United States. Through its subsidiaries, Ameren is already the owner of 60 percent of EEI.
     This transaction also includes a firm capacity power supply contract for the annual purchase by IP of 2,800 megawatts of electricity from Dynegy. That contract extends through 2006 and is expected to supply about 75 percent of IP electric customer requirements. Because bundled retail electric rates are frozen at current levels in Illinois through 2006, the transaction would not have an immediate impact on retail electric rates paid by customers of IP or other Ameren subsidiaries.
     Upon closing of the acquisition, expected by year-end 2004, IP would become an Ameren subsidiary, operating as AmerenIP, and would continue to be headquartered in Decatur, Ill. Through its operating companies in Illinois, Ameren currently serves more than 970,000 electric and natural gas customers and has approximately 3,200 employees in the state. With this acquisition, more than 60 percent of Ameren's total customer base would reside in Illinois.
     The transaction was approved by the board of directors of each company.
The transaction is also subject to the approval of the Illinois Commerce Commission, the Securities and Exchange Commission, the Federal Energy Regulatory Commission, the Federal Communications Commission and the expiration of the waiting period under the Hart-Scott-Rodino Act. No approval is required from shareholders of either company. Ameren will not propose any legislation to complete this acquisition.
     Ameren also outlined its commitments to the communities IP serves:
-- First, Ameren will immediately contribute a total of $300,000 to the Decatur and other IP service area United Way organizations. This contribution is intended to help ease the current financial difficulty many social service and community-based organizations are experiencing due to recent decreased funding.
     In addition, upon closing the transaction, Ameren will commit to the following:
-- The headquarters of IP would remain in Decatur for not less than five years. -- IP work force reductions resulting from the acquisition would not exceed 25 employees for a period of four years, except to the extent such additional reductions occur through attrition or voluntary separation programs.
-- IP employees and retirees and those retirees' surviving dependents would remain in their current IP benefit plans or be moved into appropriate Ameren plans, and AmerenIP would honor all existing labor agreements.

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Add Two
-- Based upon the company's preliminary analysis, Ameren would commit between $275 million and $325 million in energy infrastructure investments over its first two years of ownership.
-- Ameren would increase total contributions to United Way, civic, charitable and social service organizations in IP's service territory to at least $1.5 million annually.
-- Ameren has a strong track record of supporting economic development throughout its service areas. Ameren would commit additional resources to support and enhance economic development aimed at attracting new jobs in the IP service territory.
     Rainwater said that these commitments respond to concerns expressed during the Illinois Legislature's fall veto session, including those voiced by the Hon. Paul Osborne, mayor of Decatur; House Speaker Michael J. Madigan (D-22nd District); Sen. Frank C. Watson (R-51st District); Rep. Eileen Lyons
(R-82nd District); State Representative Robert F. Flider (D-101st District); and Sen. Patrick Welch (D-38th District).
     "As we listened to community leaders, we grew even more aware of the economic and social impact that Illinois Power has on Decatur and the areas IP serves," says Rainwater. "Following our recent acquisition of CILCORP Inc. from The AES Corporation, we demonstrated that our company acts responsibly and lives up to its commitments. We take our commitments to the IP service territory just as seriously."
     Ameren also announced today that it was reaffirming its 2003 ongoing (non-GAAP) earnings guidance range of between $2.90 and $3.00 per share. "Despite mild weather in the fourth quarter, we expect to be solidly within our previously announced guidance range," noted Baxter. The 2003 estimate excludes the previously announced gains of 11 cents per share associated with the adoption of a new accounting standard, related to the recognition of asset retirement obligations, and 19 cents per share for a coal mine reclamation settlement. The comparable 2003 GAAP earnings guidance range, which includes these unusual gains, is $3.20 to $3.30 per share. The company currently expects to report 2003 earnings on Feb. 10.
     The company also announced that its 2004 earnings are expected to range between $2.90 and $3.10 per share. The 2004 estimate excludes the potential impact of the IP acquisition and related common stock issuances. The company's guidance is subject to, among other things, plant operations, weather conditions, energy market and economic conditions, unusual or otherwise unexpected gains or losses and other risks and uncertainties outlined in the company's Forward-Looking Statements.
     Baxter added, "Factors impacting 2004 earnings include, among other things, solid organic growth in the company's service territory, almost $30 million in gas rate increases for all of Ameren's gas operations, incremental synergies from the CILCORP acquisition and continued cost control. Offsetting these benefits, in part, will be the implementation of a $30 million reduction in electric revenues in Missouri in April 2004, a
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scheduled Callaway Nuclear Plant refueling outage in the spring of 2004 and rising employee benefit costs. We remain on target with our plan to deliver two to three percent earnings growth in 2004, over a normalized 2003 earnings base."

     Ameren was advised on this transaction by Goldman, Sachs & Co.

                            CONFERENCE CALL ADVISORY:
     Ameren will conduct a conference call for financial analysts at 9 a.m. (Central Time) on Feb. 3, 2004. It will include a slide presentation that will be available online at www.ameren.com.
     Ameren will conduct a conference call for media at 11 a.m., (Central Time) on Feb. 3, 2004, to discuss the transaction. All interested media may join the 11 a.m. media conference call by dialing 1-800-388-8975.
     Investors, the news media and the public may also listen to live Internet broadcasts of both calls, at www.ameren.com. Web site visitors simply click on "Transaction Conference Call (Analyst)" or "Transaction Conference Call (Media)" and then click on the appropriate audio link. Both the analyst and media calls will also be available for replay on the Internet for one year.
     Telephone playback of the conference calls will also be available the afternoon of Feb. 3, 2004, and for one week thereafter by dialing, U.S. 1-800-428-6051; international 1-973-709-2089.
- For the analyst call, at 9 a.m. enter the number: 335887.
- For the media call, at 11 a.m. enter the number: 335893.

ABOUT THE COMPANIES:
--------------------
AMEREN CORPORATION: A $13.5-billion-asset company based in St. Louis, Mo., Ameren Corporation provides energy services to 1.7 million electric and 500,000 natural gas customers over 49,000 square miles in Illinois and Missouri. Among the nation's top utility companies in size and sales, Ameren's regulated companies -- AmerenCILCO, AmerenCIPS and AmerenUE -- were founded more than a century ago as Central Illinois Light Company, Central Illinois Public Service Company and Union Electric Company, respectively.

ILLINOIS POWER COMPANY: Illinois Power, based in Decatur, Ill., serves 590,000 electric and 415,000 natural gas customers in a 15,000 square-mile territory across Illinois. The company was founded more than 75 years ago and its parent company--Illinova--was purchased in 2000 by Houston, Texas-based Dynegy Inc. - a provider of electricity, natural gas and natural gas liquids to wholesale customers. Dynegy owns and operates a diverse portfolio of energy assets, including power plants totaling approximately 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.


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Forward-Looking Statements

Statements made in this release, which are not based on historical facts, are "forward-looking" and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such "forward-looking" statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the company is providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in past and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such "forward-looking" statements:
   - the timing of Ameren's acquisition of IP and the impact of any conditions imposed by regulators in connection with their approval thereof;
   - the effects of the stipulation and agreement relating to the AmerenUE Missouri electric excess earnings complaint case and other regulatory actions, including changes in regulatory policy;
   - changes in laws and other governmental actions, including monetary and fiscal policy;
   - the impact on the company of current regulations related to the opportunity for customers to choose alternative energy suppliers in Illinois;
   - the effects of increased competition in the future due to, among other things, deregulation of certain aspects of the company's business at both the state and federal levels;
   - the effects of participation in a Federal Energy Regulatory Commission-approved regional transmission organization, including activities associated with the Midwest Independent System Operator;
   - the availability of fuel for the production of electricity, such as coal and natural gas, and purchased power and natural gas for distribution, and the level and volatility of future market prices for such commodities, including the ability to recover any increased costs;
   - the use of financial and derivative instruments;
   - average rates for electricity in the Midwest;
   - business and economic conditions;
   - the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;
   - interest rates and the availability of capital;
   - actions of ratings agencies and the effects of such actions; weather conditions; generation plant construction, installation and performance; operation of nuclear power facilities and decommissioning costs;
   - the effects of strategic initiatives, including acquisitions and divestitures;
   - the impact of current environmental regulations on utilities and generating companies and the expectation that more stringent requirements will be introduced over time, which could potentially have a negative financial effect;
   - future wages and employee benefits costs, including changes in returns on benefit plan assets;
   - disruptions of the capital markets or other events making the company's access to necessary capital more difficult or costly; o competition from other generating facilities, including new facilities that may be developed; difficulties in integrating AmerenCILCO and IP with the company's other businesses;
   - changes in the coal markets, environmental laws or regulations, or other factors adversely impacting synergy assumptions in connection with the CILCORP Inc. and IP acquisitions;
   - cost and availability of transmission capacity for the energy generated by the company's generating facilities or required to satisfy energy sales made by the company; and legal and administrative proceedings.

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